Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated April 11, 2006
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PYA8

Principal Amount (in Specified Currency): $100,000,000
Issue Price: 100 %
Trade Date: April 11, 2006
Original Issue Date: April 20, 2006
Stated Maturity Date: April 20, 2009

Initial Interest Rate: Three month LIBOR determined on April 18, 2006 plus 0.10%
Interest Payment Period: Quarterly through April 20, 2007; semi-annually thereafter
Interest Payment Dates: July 20, 2006, October 20, 2006, January 20, 2007 and
   April 20, 2007; thereafter, each April 20 and October 20 until Maturity

Net Proceeds to Issuer: $100,000,000
Agent's Discount or Commission: 0.0%
Agent: HSBC Securities (USA) Inc.
Agent's Capacity:
	[ ] Agent
	[X] Principal

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[ ] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
	Fixed Interest Rate:
[X] Floating Rate/Fixed Rate Note:
	Fixed Interest Rate: 5.625%
	Fixed Rate Commencement Date: April 20, 2007

[ ] Other Floating Rate Note
	(See attached)

Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): + 0.10%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: July 20, 2006
Interest Rate Reset Period: Quarterly through April 20, 2007
Interest Reset Dates: July 20, 2006, October 20, 2006, January 20, 2007
   and the Fixed Rate Commencement Date
Interest Determination Date: the second London Banking Day preceding each
   Interest Reset Date other than the Fixed Rate Commencement Date

Day Count Convention:
	[X]  30/360 for the period from April 20, 2007 to Maturity
	[X]  Actual/360 for the period from April 20, 2006 to but excluding
	    April 20, 2007
	[ ]  Actual/Actual

Business Day Convention
	[X] Following for the Interest Payment Dates commencing October 20,
	    2007 to Maturity
	[X] Modified Following for the Interest Payment Dates and Interest Reset
	    Dates commencing July 20, 2006 to and including the Fixed Rate Commencement Date




Redemption: The Notes are subject to redemption by TMCC, in whole, at a price equal to 100%, on the Redemption Dates and subject to the notice stated below Redemption Dates: April 20, 2007 and each Interest Payment Date thereafter Notice of Redemption: The redemption of the Notes is subject to not less than 10 nor more than 60 days' prior notice

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount: See "Additional Terms of the Notes - Certain U.S.
   Tax Considerations"
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $100,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated


ADDITIONAL TERMS OF THE NOTES

Certain U.S. Tax Considerations

             The following is a summary of certain U.S. federal income tax consequences of ownership of the Notes. The summary concerns U.S. Holders
(as defined in the Prospectus Supplement) who hold the Notes as capital assets and does not deal with special classes of holders such as dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, persons who hold the Notes as a "straddle" or a "hedge" against currency risks or who hedge any currency risks of holding the Notes, tax-exempt investors, U.S. expatriates or persons treated as residents of more than one country, U.S. Holders whose functional currency is other than the U.S. dollar or persons who acquire, or for income tax purposes are deemed to have acquired, the Notes in an exchange, or for property other than cash, and partnerships or other entities classified as partnerships for U.S. federal income tax purposes and persons holding notes through any such entities.

              The discussion below is based on existing provisions of the Internal Revenue Code of 1986, as amended, judicial decisions and administrative rulings and pronouncements, and existing and proposed Treasury Regulations, including regulations concerning the treatment of debt instruments issued with original issue discount (the "OID Regulations"), all of which are subject to alternative construction or to change possibly with retroactive effect. Prospective investors are urged to consult with and rely solely upon their own tax advisors regarding the United States federal tax consequences of acquiring, holding and disposing of the notes, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

             Certain other tax consequences of ownership of the Notes are discussed in the accompanying Prospectus Supplement under the caption "United States Taxation". Except where otherwise indicated below, this summary supplements and, to the extent inconsistent, replaces the discussion under the caption "United States Taxation" in the Prospectus Supplement.

             Although the U.S. federal income tax treatment of the Notes is not entirely clear, TMCC will treat the Notes as notes that are not issued with original issue discount ("OID"). The Internal Revenue Service could, however, take a contrary position. Investors should consult their own tax advisors regarding the tax consequences to them of holding Notes.